Exhibit 23.3
MORGAN JOSEPH
February 13, 2009
Cumberland Pharmaceuticals Inc.
2525 West End Avenue, Suite 950
Nashville, TN 37203
To Whom It May Concern:
      We hereby consent to the use of our name in the section of Cumberland Pharmaceuticals Inc.’s Registration Statement entitled “Stock-Based Compensation” with respect to the undersigned having assisted management in December 2008 in the preparation of a valuation analysis for the review of Cumberland’s Board of Directors.
Regards,
Morgan Joseph & Co. Inc.

/s/ John M. Lane John M. Lane Director